UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PLAINS ALL AMERICAN PIPELINE, L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

May 13, 2026

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING

OF UNITHOLDERS TO BE HELD ON MAY 20, 2026

To the Unitholders of Plains All American Pipeline, L.P.:

This proxy statement supplement dated May 13, 2026 (this “Supplement”) supplements the definitive proxy statement on Schedule 14A of Plains All American Pipeline, L.P. (“PAA” or the “Company”) dated April 10, 2026 (as previously supplemented, the “Proxy Statement”) for the Company’s Annual Meeting of Unitholders to be held on May 20, 2026.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Appointment of Cynthia B. Taylor as a Director

On May 11, 2026, the board of directors (the “Board”) of PAA GP Holdings LLC appointed Cynthia B. Taylor as an independent member of the Board serving in Class III. Ms. Taylor will also serve as a member of the Compensation Committee and the Health, Safety, Environmental and Sustainability Committee. The Board has responsibility for managing the business and affairs of PAA and of Plains GP Holdings, L.P. (“PAGP”).

Ms. Taylor has over 30 years of energy industry experience, most recently serving as Chief Executive Officer and President of Oil States International, Inc. and as a member of the Oil States Board of Directors. She held these positions from May 2007 until her retirement from Oil States in May 2026. From May 2006 until May 2007, Ms. Taylor served as President and Chief Operating Officer of Oil States and served as Senior Vice President—Chief Financial Officer and Treasurer prior to that. From August 1999 to May 2000, Ms. Taylor was the Chief Financial Officer of L.E. Simmons & Associates, Incorporated. Ms. Taylor served as the Vice President—Controller of Cliffs Drilling Company from July 1992 to August 1999 and held various management positions with Ernst & Young LLP, a public accounting firm, from January 1984 to July 1992. Ms. Taylor was a director of the Federal Reserve Bank of Dallas from January 2020 through December 31, 2025 and served as a director of the Federal Reserve Bank's Houston Branch from 2018 to 2019. She has also served as a director of AT&T Inc. since 2013 and serves as chair of the AT&T audit committee. She received a B.B.A. in Accounting from Texas A&M University and is a Certified Public Accountant.

The Board believes that Ms. Taylor’s public company executive leadership skills and her strategic, operational and financial background in the energy industry will bring a valuable perspective to the Board.

Based on a review of all relevant identified transactions or relationships between Ms. Taylor, or any of her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that Ms. Taylor is an independent director pursuant to applicable Nasdaq and SEC rules. There are no family relationships between Ms. Taylor and any of the Company’s directors or executive officers.

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Consistent with our compensation program for non-employee directors, Ms. Taylor will receive an annual cash retainer of $120,000 for service as a Board member. She will also receive an annual grant of phantom Class A Shares of PAGP having a market value on the date of grant equal to approximately $160,000 (based on a volume weighted average price for the 10-trading day period beginning five days before and ending five days after the ex-dividend date immediately preceding the date of grant). These annual grants will vest (become payable in Class A Shares of PAGP) one year from the date of grant and include associated distribution equivalent rights. Ms. Taylor’s initial compensation may be adjusted as appropriate to take into account the effective date on which her Board service commences.

Ms. Taylor does not beneficially own any common units of the Company. There are no arrangements or understandings between Ms. Taylor and any other person pursuant to which she was selected as a director. In addition, there are no transactions in which Ms. Taylor has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Voting Matters

You are not being asked to vote on or ratify the appointment of Ms. Taylor at the Annual Meeting. Ms. Taylor, as a Class III director, is not a nominee for election at the Annual Meeting. Accordingly, there is no change to Proposal 1, Election of Class I Directors, included in the Proxy Statement.

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your units in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your units and how to change your vote or revoke your proxy is contained in the Proxy Statement. Unitholders are urged to vote their units prior to the Annual Meeting by using one of the methods described in the proxy statement.

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